Exhibit 99.1

December 14, 2007

To Our Shareholders:

We are pleased to provide you with the enclosed check representing your fourth quarter dividend of $.12 per share.  This brings your total annual dividend for the year to $.48.

Like many financial institutions across the country, Citizens is experiencing less than expected earnings in 2007 as a result of increased loan losses and the net costs of operations related to other real estate.  We continue to work diligently to manage the risk in our loan portfolio and have initiated a number of steps in an effort to reduce that risk.  Currently, only a handful of loans carry significant risk.  Although we cannot rule out additional losses, we believe we are well positioned to manage the risk these loans carry and are financially prepared to do so.  Additional information concerning our credit quality, and our entire financial condition, may be found on the investor relations page of our website which is updated with our SEC filings quarterly as well as with other information such as our stock performance.

In closing, we’d like to assure you that we are taking every step in an effort to rectify this situation and move Citizens into the top echelon of community banking.  As we do so allow us to wish you a joyous holiday season.

Sincerely,

/s/ Max L. Armentrout	/s/ Robert J. Schoonover

Max L. Armentrout	Robert J. Schoonover
Chairman of the Board	President and Chief Executive Officer